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                                                                    EXHIBIT 22.1




                        SUBSIDIARIES OF THE REGISTRANT



1.   National Operating, L.P., a Delaware limited partnership.

2. SM Subsidiary Corp., a Nevada corporation, wholly-owned by National Operating, L.P.

3. Hunter's Glen, Inc., a Texas corporation, wholly-owned by National Operating, L.P.

4. Regency National Associates, Inc., a Texas corporation, wholly-owned by National Operating, L.P.

5. National Subsidiary Corp., a Florida corporation, wholly-owned by National Realty, L.P.

6.   Bavarian Woods National Associates, an Ohio general partnership;
     Brookview National Associates, a Georgia general partnership; Covered Bridge National Associates, a Florida general partnership; Four Seasons National Associates, a Colorado general partnership; Granada National Associates, a Nebraska general partnership; Nora Pines National Associates, an Indiana general partnership; Palisades National Associates, a Washington general partnership; Regency National Associates, a Nebraska general partnership; Sherwood Glen National Associates, an Iowa general partnership; Timber Creek National Associates, a Nebraska general partnership; The Vineyards National Associates, an Ohio general partnership; Raintree National Associates, a Michigan general partnership; Country Associates, L.P., a Texas general partnership; Southern Palms Associates, an Arizona general partnership; King Village National Associates, an Alabama limited partnership; Shoreview Towers Associates
     II, a Florida limited partnership; Creekwood National Associates Limited Partnership, a Texas limited partnership; Cross County National
     Associates, L.P., an Illinois limited partnership; Pines Whisper Limited Partnership, a California limited partnership.

7. Garden Capital, L.P., a Delaware limited partnership. National Operating, L.P. is the sole limited partner.





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